Exhibit 10.4

PROMOTION AGREEMENT

This Promotion Agreement (this “Agreement”) is entered into and made effective as of July 15, 2005, by and among SWEET SUCCESS Enterprises, Inc., a Nevada corporation (“SWEET SUCCESS”), JMBP, Inc. (“JMBP”), a California corporation, and Mark Burnett (“Burnett” and, together with SWEET SUCCESS and JMBP, the “Parties”).  In consideration of the mutual agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Term of Agreement:

Unless otherwise specifically stated with respect to any covenant or agreement set forth herein, this Agreement, and the covenants and obligations set forth herein, shall be for a three (3) year term beginning on the date hereof (the “Term”).

2.	Product Placements:

(a)  JMBP and Burnett will use their respective commercially reasonable good-faith efforts, on an ongoing basis and from time to time during the Term, to identify opportunities to cause nutritional beverages under SWEET SUCCESS’ brand (as so branded, the “SWEET SUCCESS Products”) to be placed and/or otherwise used on the set or other shooting location in connection with television productions involving JMBP, Burnett or their affiliates (each, a “Product Placement”).

(b)  SWEET SUCCESS will reasonably cooperate with JMBP’s and Burnett’s efforts to identify and execute Product Placement opportunities under this Section 2.  No Product Placement shall occur unless a separate Product Placement agreement is entered into by the Parties.  The Parties shall use commercially reasonable good-faith efforts to reach agreement with respect to each Product Placement provided that the related Product Placement agreement shall be on terms in accordance Sections 7 and 13.

3.	Product Integrations:

(a)  JMBP and Burnett will use their respective commercially reasonable good-faith efforts to discover, create and execute a product integration whereby a SWEET SUCCESS Product or SWEET SUCCESS Products will be integrated as a part of the central premise of an episode of the “Apprentice” or another Prime-Time Network Show (as defined below) in which JMBP or Burnett is involved (a “Product Integration”).  In addition, JMBP and Burnett will consider in good faith such other Product Integration ideas as SWEET SUCCESS may propose from time to time during the Term.  “Prime-Time Network Show” shall mean a primetime television production on any of the ABC, NBC, CBS and FOX television networks.

(b)  In connection with each Product Integration:

•  the specific SWEET SUCCESS Products to be used in connection therewith shall be determined mutually by the Parties;

•  the Parties shall mutually select the Prime-Time Network Show in connection therewith (with the “Apprentice” being acceptable to all Parties); and

•  SWEET SUCCESS will select a spokesperson or representative (subject to approval by JMBP or Burnett in their sole and absolute discretion) available to appear (at no additional cost to JMBP or Burnett) in connection therewith.

(c)  SWEET SUCCESS will reasonably cooperate with JMBP’s and Burnett’s efforts to identify and execute Product Integration opportunities under this Section 3.  No Product Integration shall occur unless a separate Product Integration agreement is entered into by the Parties.  The Parties shall use commercially reasonable good-faith efforts to reach agreement with respect to each such Product Integration provided that the related Product Integration agreement shall be on terms in accordance Sections 7 and 13.

(d)  In exchange for each Product Integration, SWEET SUCCESS will pay JMBP five percent (5%) of the total Net Sales of the SWEET SUCCESS Products included in the Product Integration and any other SWEET SUCCESS Products appearing or depicted in the program featuring the Product Integration during the Royalty Period (each, a “PI Royalty”).

(e)  For purposes of paragraph (d) above:

“Existing Products” shall mean SWEET SUCCESS Products which as of the date which is 60 days prior to the time of shooting of the subject Product Integration or Product Placement, have been sold by SWEET SUCCESS to the mass public on a national retail basis.  By way of explanation, “Existing Products” would not include SWEET SUCCESS Products which have been previously marketed and/or sold on a limited or regional basis.

“Net Sales” shall mean the aggregate revenues realized by SWEET SUCCESS as a result of the sales in question, less deductions for trade discounts, shipping charges, returns and allowances actually granted; provided, however, that the foregoing deductions shall not collectively exceed ten percent (10%) of such aggregate revenues.  Net Sales shall be determined without deducting income taxes, franchise taxes, uncollectible accounts or financial discounts.  Except as specifically referenced above, no costs incurred in the manufacture, sale, distribution, advertising or exploitation of such products shall be deducted in the computation of Net Sales.

“New Products” shall mean SWEET SUCCESS Products other than Existing Products.

“Royalty Period” shall mean the period beginning on the date of the initial airing of the Product Integration or Product Placement in question and ending (i) with respect to New Products, on the date which is one year after such airing date, or (ii) with respect to Existing Products, on the date which is six months after such airing date,

4.	Licenses In Connection with Promotional Activities:

(a)  In connection with each Product Placement and Product Integration, JMBP and SWEET SUCCESS shall use their respective commercially reasonable good-faith efforts to enter into a license agreement whereby JMBP will grant SWEET SUCCESS worldwide, non-exclusive, non-transferable licenses (each, a “License”) to use various trademarks and phrases relating to JMBP productions associated with any Product Placement or Product Integration, each such license to permit uses in connection with the sale, marketing and promotion of certain SWEET SUCCESS Products to be mutually agreed upon by JMBP and SWEET SUCCESS, as follows: (i) on packaging (whether on the box or on materials provided therein) of SWEET SUCCESS Products; and (ii) in advertising (whether print, billboard, radio, television, theatrical, website-based or otherwise) relating to SWEET SUCCESS Products.  Any such license(s) will be for a term not exceeding the Royalty Period with respect to the related Product Integration or Product Placement.  Any advertising on television or radio shall be subject to the prior approval of JMBP’s distributors and the networks exhibiting the productions related to the applicable licensed phrases or trademarks, which approval JMBP will request in good faith.  The licenses will bear no royalties for uses in advertising which displays or depicts the SWEET SUCCESS brand or any related brand but does not display, depict or advertise a particular SWEET SUCCESS Product, but will bear a royalty of two and one-half percent (2.5%) of the Net Sales of each unit of SWEET SUCCESS Product sold with packaging containing such licensed phrases (the “License Royalty”); provided, however, that no License Royalty will be paid with respect to any unit for which a PI Royalty has been or is to be paid.  With respect to any license for use in advertisements displaying, depicting or advertising particular SWEET SUCCESS Products, the Parties will use their respective commercially reasonable good-faith efforts to negotiate license arrangements that provide benefits commensurate with the two and one-half percent (2.5%) royalty arrangement described above, provided, however, that in no event shall additional royalties be payable with respect to any unit of SWEET SUCCESS Product for which either a PI Royalty or a License Royalty has been or is to be paid.

(b)  The specific phrases to be included in each license shall be mutually agreed upon by JMBP and SWEET SUCCESS as set forth in the applicable License agreement.  JMBP shall have approval rights over any proposed use by SWEET SUCCESS of any trademarks and phrases and the right to control any such use.  Any such License agreement shall be on terms in accordance with Sections 7 and 13.

5.	Consulting Services.

(a)  Burnett will act as an advisor and consultant to SWEET SUCCESS whereby Burnett will, on an ongoing basis from time to time throughout the Term and subject to Burnett’s other commitments and engagements, consult with and advise SWEET SUCCESS with respect to Product Placement and Product Integration matters and recommend SWEET SUCCESS and its line of Products as reasonable opportunities arise from time to time.

(b)  Burnett shall not, and is not authorized to, negotiate the terms and conditions of any agreements with any third parties on SWEET SUCCESS’ behalf, including, without limitation, with respect to the license of any intellectual property or the payment for materials, products or services.

6.	Non-Exclusive.	This Agreement shall not restrict JMBP or Burnett from providing services or advice to other parties, including competitors or potential competitors to SWEET SUCCESS.

7.	Creative Control; Access Rights.

JMBP and Burnett will retain full creative control over all productions involving each Product Placement and Product Integration, including control over all aspects of the Product Placement and Product Integration, provided, however, that SWEET SUCCESS will have the right to have a designee reasonably acceptable to JMBP or Burnett at or around the shooting location of each production relating to any Product Placement or Product Integration.  To the extent practicable, JMBP will provide reasonable advance notice to SWEET SUCCESS of the dates, times and locations of all such productions.

8.	Indemnification; Remedies.

JMBP shall indemnify and hold harmless, and shall defend and protect, SWEET SUCCESS and its stockholders, officers, directors, employees, agents and representatives (collectively, the “SWEET SUCCESS Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses (regardless of whether such indemnified party is a party to the action for which the indemnification hereunder applies), including reasonable attorneys’ fees and disbursements (the “Indemnified Losses”) incurred by any SWEET SUCCESS Indemnified Party as a result of, or arising out of, or relating to any action, claim, cause of action or suit by any third party alleging that such third party is entitled to (a) any of the consideration provided or to be provided to JMBP or Burnett hereunder or (b) any other payment or benefit in connection with this Agreement or any of the transactions contemplated hereby based on any commitment or obligation by JMBP or Burnett to such third-party.

SWEET SUCCESS shall indemnify and hold harmless, and shall

defend and protect, JMBP and Burnett and, as applicable, their stockholders, officers, directors, employees, agents and representatives (collectively, the “JMBP/Burnett Indemnified Parties”) from and against any and all Indemnified Losses incurred by any JMBP/Burnett Indemnified Party as a result of, or arising out of, or relating to any action, claim, cause of action or suit by any third party alleging that such third party is entitled to (a) any of the consideration provided or to be provided to SWEET SUCCESS hereunder or (b) any other payment or benefit in connection with this Agreement or any of the transactions contemplated hereby based on any commitment or obligation by SWEET SUCCESS to such third-party.

To the extent that the foregoing undertakings by any indemnifying party may be unenforceable for any reason, the indemnifying party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Losses which is permissible under applicable law.

SWEET SUCCESS waives any right to injunctive relief as a remedy for any breach of this Agreement.

9.	Audit Rights

(a)  All payments in connection with any amounts owing hereunder will be made within thirty (30) days after the end of each calendar quarter during which such payment obligations are accrued.

(b)  SWEET SUCCESS will maintain accurate and complete books and records in accordance with generally accepted accounting principles as necessary to determine the amounts payable from time to time.  For purposes of verifying the amounts owed to JMBP or Burnett hereunder, JMBP or its designee will have the right to examine and audit SWEET SUCCESS’ books and records, at JMBP’s expense, upon reasonable advance written notice to SWEET SUCCESS; provided, however, that SWEET SUCCESS shall be required to pay for the reasonable out-of-pocket costs of the audit if it is agreed by JMBP and SWEET SUCCESS (or finally determined by an arbitrator or court of competent jurisdiction) that the amounts owing for any period are ten percent (10%) or more lower than they should have been.

10.	SWEET SUCCESS Stock Warrants:

(a) As of the date hereof, SWEET SUCCESS shall issue to Burnett (i) warrants to purchase one million two hundred and fifty thousand (1,250,000) shares of SWEET SUCCESS common stock with an exercise price of Seventy Cents ($0.70) per share (“A Warrants”) and (ii) warrants to purchase seven hundred fifty thousand (750,000) shares of SWEET SUCCESS common stock with an exercise price of

One Dollar and Twenty-Five Cents ($1.25) per share (“B Warrants”).

The A Warrants each have a term of five (5) years and the B Warrants shall each have a term of five (5) years, and shall have “net exercise” provisions whereby the warrants (or a portion thereof) can be exercised by a surrender of a portion of the net fair market value of the warrants in payment of the exercise price.  The Warrants shall vest as follows:

Vesting Date

Warrants Vested

As of the date hereof

850,000 A Warrants

As of the date on which the first Product Placement is initially aired

200,000 A Warrants

As of the date on which the first Product Integration is initially aired

200,000 A Warrants 550,000 B Warrants

As of the date on which the second Product Placement or Product Integration is initially aired

200,000 B Warrants

(b) During the first nine months following the date hereof, SWEET SUCCESS will not consummate an Issuance Transaction in excess of $10 million.

(c) For purposes of this Agreement, Issuance Transaction” shall mean any issuance of any shares of SWEET SUCCESS common stock or SWEET SUCCESS Equity Securities, including any PIPES or similar transaction, but excluding (1) issuances to directors, officers, employees or consultants under a Board approved equity incentive plan existing as of, and within the share limitations of such plans as of, the date hereof, (2) issuance of SWEET SUCCESS common stock upon conversion or exercise of Equity Securities outstanding as of the date hereof, (3) issuance of securities in connection with an underwritten, widely distributed, SEC-registered public offering by SWEET SUCCESS of SWEET SUCCESS common stock for cash, (4) issuances to consultants and services providers at arms length or

(5) issuances in connection with acquisitions of assets at arms length.

(d) The “A Warrants” issuable under this Agreement shall have a term of five (5) years from the date of grant, and shall be issued pursuant to an warrant agreement to be agreed to by the parties.  The “B Warrants shall carry a term of five (5) years.  Burnett shall have the benefit of a registration rights agreement with standard VC terms which shall provide for 3 “demand” registrations (of which 2 could be shelf registrations), unlimited “piggyback” registrations and with customary expense provisions; provided, however, in connection with any Issuance Transaction which the Company proposes to consummate in the next 9 months, Burnett shall reasonably negotiate such registration provisions with the underwriters thereof.  In addition, Burnett shall have the benefit of an Investors’ Rights Agreement which will provide Burnett with standard information rights, board observation rights, “tag-along” rights, and a commitment that all related-party transactions will be at arms-length, and Burnett will have the right to audit / review such transactions (and, when more than $1 million is involved, Burnett will have the right to require SWEET SUCCESS to obtain an appraisal / fairness opinion supporting such transaction).

(e)                                  Up to all of the Warrants (whether or not then vested as described above) shall be redeemable by SWEET SUCCESS, in its sole discretion, at a price of $0.001 per share at any time during any Redemption Period (as defined below), provided that (i) SWEET SUCCESS has given written notice to Burnett of the date of, and number of Warrants subject to, such redemption (a “Redemption Notice”) no later than 11:59 p.m., Pacific Time, on the fifth (5th) Trading Day (as defined below) after the Redemption Conditions (as defined below) in respect of such redemption have been met and (ii) the Ability-to-Sell Conditions (as defined below) are satisfied on each Trading Day during the period beginning on the Trading Day on which the Redemption Notice is deemed received and ending on the thirtieth (30th) Trading Day after the Redemption Notice is deemed received.  Burnett shall be entitled to exercise the Warrants subject to the Redemption Notice, regardless of whether such Warrants have otherwise vested pursuant to clause (a) above, following his receipt of the Redemption Notice.  “Ability-to-Sell Conditions” means:  (i) a registration statement shall be effective with respect to all of the shares issuable upon exercise of the Warrants and SWEET SUCCESS shall not have informed Burnett that the prospectus contained therein may not be used; (ii) such registration statement shall not be subject to a stop order by the Securities and Exchange Commission; (iii) the common stock of SWEET SUCCESS shall be registered pursuant to

Section 12 of the Securities Exchange Act of 1934 and listed on the NASDAQ National Market or Small Caps Market, AMEX or NYSE and (iv) such common stock shall not be suspended from trading on any of, and shall be listed or quoted for trading (and authorized) on the principal United States securities exchange or trading market where such common stock is then listed or traded.

(f)                                    “Redemption Period” shall mean the period beginning on the thirtieth (30th) Trading Day after the Redemption Notice is deemed received pursuant to paragraph (a) above and ending at 11:59 p.m., Pacific Time, on the thirtieth (30th) Trading Day after the Redemption Notice is deemed received.  “Redemption Conditions” means:  (i) the Closing Price shall be equal to or greater than four dollars ($4.00) per share, for a consecutive twenty (20) Trading Day period; and (ii) the average daily trading volume for the Common Stock during such twenty (20) Trading Day period shall be at least Four Hundred Thousand (400,000) shares.  “Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded is open for trading.

11.	Representations and Warranties by SWEET SUCCESS:

SWEET SUCCESS represents and warrants to each of JMBP and Burnett that:

(a)                                  It is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

(b)                                 It has the power authority to enter into and perform its obligations under this Agreement, the Warrant agreements and the other agreements contemplated hereby (collectively, the “Transaction Agreements”) and perform the transactions contemplated thereby;

(c)                                  It has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby; and

(d)                                 The execution, delivery and performance of its obligations under the Transaction Agreements and the transactions contemplated thereby will not violate or conflict with or result in any breach of or default under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against it, nor will such execution, delivery and performance conflict with any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against it.

(e)                                  As of the date hereof, except for (i) 12.7 million shares of common stock, and (ii) 1,020,000 warrants, SWEET SUCCESS has no outstanding shares of common stock, preferred stock, other equity securities or other securities which are exercisable, convertible or exchangeable for equity securities, and has no current commitments to issue any of the foregoing.

12.	Representations and Warranties by JMBP and Burnett:

(a)  Each of JMBP and Burnett represents and warrants to SWEET SUCCESS that:

(i)                                     Such Party has the power authority to enter into and perform such Party’s obligations under the Transaction Agreements and perform the transactions contemplated thereby;

(ii)                                  Such Party has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby; and

(iii)                               The execution, delivery and performance of such Party’s obligations under the Transaction Agreements and the transactions contemplated thereby will not violate or conflict with or result in any breach of or default under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against such Party, nor will such execution, delivery and performance conflict with any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against such Party.

(b)                                 JMBP represents and warrants to SWEET SUCCESS that JMBP is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

13.	Additional Agreements:

(a)  This Agreement shall remain a binding legal agreement between the Parties except to the extent set forth in any additional definitive agreements entered into by the Parties in connection with Product Placements, Product Integrations and/or License Agreements, it being understood that such other definitive agreements, upon execution thereof, will supersede the terms of this Agreement to the extent of a clear inconsistency between the terms hereof and the terms of such additional definitive agreement.

(b)  With respect to any terms not set forth in this Agreement, the Product Placement agreements, Product Integration agreements and License agreements will contain terms and conditions consistent with product placements, product integrations and licenses conducted by JMBP and Burnett in the ordinary course of business (including with respect to approval rights and payment of expenses).

(c)  Within the 90-day period following the date hereof, SWEET SUCCESS, JMBP and Burnett will negotiate the terms of the warrants and related agreements, and SWEET SUCCESS shall provide to JMBP and Burnett all legal and business due diligence information requested by such Parties.  If JMBP and Burnett are not satisfied with the results of such due diligence, in their sole and absolute discretion, they may terminate this Agreement on or before the end of such 90-day period, and all obligations hereunder (and any Warrants) shall become null and void.

14.	Expenses:

Each Party will bear its own costs and expenses related to the transactions contemplated by the Transaction Agreements, except as otherwise required by Section 13 and/or as may be set forth in any such agreement.

15.	Publicity:

Any press release or other public disclosure regarding the Transaction Agreements or the relationship contemplated therein will be subject to the mutual approval of SWEET SUCCESS and JMBP, such approval not to be unreasonably withheld or delayed.  For the avoidance of doubt, the Parties agree that any disclosure reasonably necessary to carry out the terms of the Transaction Agreements is permitted.

16.	Independent Contractor

The Parties intend and agree that Burnett and JMBP are independent contractors and that nothing in the Transaction Agreements shall be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between SWEET SUCCESS, on the one hand, and Burnett or JMBP, on the other hand.  Burnett and JMBP are not engaged by SWEET SUCCESS on a full-time, exclusive basis and shall retain the right to perform services for others during the Term.

17.	Governing Law; Arbitration:

(a)  This Agreement is, and the definitive agreements shall be, governed by California law.

(b)  Any and all disputes and controversies arising in connection with this Agreement or the transactions contemplated hereby shall be resolved by binding arbitration before JAMS, under its Streamlined Arbitration Rules and Procedures, in Los Angeles, California and on a confidential basis.  Any such arbitration shall be conducted by one (1) arbitrator, which shall be a retired judge selected mutually by the Parties.  If the Parties are unable to agree on a single arbitrator, then within ten (10) days after the initiation of an arbitration proceeding, the arbitrator shall be a retired judge appointed by the commercial panel of JAMS.  The written decision of the arbitrator shall be final and binding upon the Parties.  While the proceeding is pending, each Party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto, and the fees and other costs of JAMS and the arbitrator shall be borne one-half (1/2) by SWEET SUCCESS, on the one hand, and one-half (1/2) by JMBP and Burnett, on the other hand; provided, however, that the non-prevailing party in any such dispute (as declared by the arbitrator, if at all) shall pay all of the prevailing party’s fees and expenses (including legal fees and expenses, and any expenses of JAMS or the arbitrator).

18.	Notices:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to JMBP or Burnett, to:

JMBP, Inc.

640 North Sepulveda Boulevard

2nd Floor

Los Angeles, CA 90049

Facsimile:  (310) 903-5500

Attention:  Jordan Yospe, Esq.

With a copy (which shall not constitute notice) to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, CA 90067

Facsimile:  (310) 203-7199

Attention: Rick Wirthlin, Esq.

If to SWEET SUCCESS, to

SWEET SUCCESS Enterprises, Inc.

1250 NE LOOP 410 STE 630

SAN ANTONIO TX 78209

Facsimile:  (210) 824-2496

Attention:  William J Gallagher
Chief Executive Officer and President

With a copy (which shall not constitute notice) to:

Company:

Adress:

Facsimile:

Attention:

The address to which such notices or other communications are to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section 18.

19.	Assignment:

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that (a) SWEET SUCCESS may assign, in its sole discretion, any or all of its rights and interests hereunder to any of its subsidiaries in existence at such time, (b) JMBP or Burnett may delegate their rights or obligations hereunder to any of its affiliated production companies or any entity controlled by Burnett and (c) any Party may transfer its rights and obligations hereunder to any entity to which all or substantially all of the assets of such Party are assigned.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.  Burnett may transfer the Warrants to family members, trusts for himself or family members, or other entities controlled by him.

20.	Entire Agreement; No Third-Party Beneficiaries:

The Transaction Agreements (including the documents and the instruments referred to therein and any other writings signed by each of the Parties with respect to any related matters) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter thereof, and (b) are not intended to confer upon any person or entity other than the Parties thereto any rights or remedies thereunder.

21.	Amendments; Waivers.

No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.  Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

[Signature Page Follows]

                                                In witness whereof, the Parties have caused this Agreement to be executed as of the date first written above.

SWEET SUCCESS ENTERPRISES, INC.

By:
Name:
Title:

JMBP, INC.

By:
Name:
Title:

MARK BURNETT

Signature Page to Promotion Agreement